Owen M. Naccarato
                                 Attorney at Law
                           19600 Fairchild, Suite 260
                                Irvine, CA 91612
                   Office: (949) 851-9561 Fax: (949) 851-9262
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October  15,  2001

Imaging  Technologies  Corporation

Re:     Opinion  of  Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as counsel for Imaging Technologies Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 9,182,000 shares of the Company's common stock, $.005 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the"Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

          Very  truly  yours,


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          Owen  Naccarato,  Esq.